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                                                                                               EXHIBIT 12

                                                       KENTUCKY POWER COMPANY
                                         Computation of Ratios of Earnings to Fixed Charges
                                                  (in thousands except ratio data)

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                                                                                                  Twelve
                                                                                                  Months
                                                             Year Ended December 31,              Ended
                                                -----------------------------------------------
                                                  1997      1998      1999      2000     2001     3/31/02
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds              $14,867   $13,936   $12,712   $ 9,503   $ 6,178   $ 4,841
  Interest on Other Long-term Debt                8,597    12,188    13,525    16,367    18,300    19,273
  Interest on Short-term Debt                     3,034     2,455     2,552     3,295     2,329     2,172
  Miscellaneous Interest Charges                    559       634       869     2,523     1,059     1,074
  Estimated Interest Element in Lease Rentals     1,700     1,500     1,200     1,700     1,200     1,200
                                                -------   -------   -------   -------   -------   -------
     Total Fixed Charges                        $28,757   $30,713   $30,858   $33,388   $29,066   $28,560
                                                =======   =======   =======   =======   =======   =======

Earnings:
  Net Income                                    $20,746   $21,676   $25,430   $20,763   $21,565   $24,736
  Plus Federal Income Taxes                       9,415     9,785    12,993    17,884     9,553    11,230
  Plus State Income Taxes                         2,190     2,096     2,784     2,457       489      (944)
  Plus Fixed Charges (as above)                  28,757    30,713    30,858    33,388    29,066    28,560
                                                -------   -------   -------   -------   -------   -------
     Total Earnings                             $61,108   $64,270   $72,065   $74,492   $60,673   $63,582
                                                =======   =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges                 2.12      2.09      2.33      2.23      2.09      2.22
                                                   ====      ====      ====      ====      ====      ====
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